EXHIBIT L

EQUITY RESEARCH                          [BANC OF AMERICA SECURITIES LOGO]
UNITED STATES


Research Brief                                                     June 22, 2003
Electrical Equipment
------------------------------------------

GENERAL ELECTRIC CO.
Going for Growth

                                                                    (GE): $30.01
                                                                             BUY
                                                                Volatility:  Low

                                                         12-Month Target: $35.00

                                                   Total Return to Target: 19.2%

                                                                Nicole M. Parent
                                                                  (212) 583-8047
                                                      nparent@bofasecurities.com

                                                                  Paul A. Jacoby
                                                                  (212) 847-5715
                                                  paul.jacoby@bofasecurities.com


* Co. confirmed guidance of $0.37-0.39 for Q2 & $1.55-1.70 for FY03. We remain at $0.37 & $1.58, respectively. Q2 has come in on plan with NBC & Power slightly better and Plastics & Equipment Mgmt slightly worse. Short cycle orders are expected to be up 0-5% in Q2 with Plastics down ~15% (flat sequentially) vs. tough comps. Co. reviewed 3 of its 6 growth platforms.

* Water Technologies is $1.4B platform expected to grow 20%+ annually. Recently acquired Betz & Osmonics address $40B water & process market growing at 2-3x GDP. Biz service model is compelling with 80% of sales recurring, 1/3 of which are annual contracts.

* Interlogix (security) relies on leveraging strength in software/ IT. FY03 sales est. ~$1B (+30%), op margin 16%. Co. expects $3-4B+ sales by '06 (~50%
  CAGR) due to tech investment, leveraging GE global distribution & acq. Intelligent Video represents big growth opportunity. Acq. in Fire likely.

* Healthcare IT is $1.7B platform growing 30%+ annually. Biz is ~60% data acq. devices & networking, & 40% clinical IT. Goal is to create digital hospital (paperless/filmless/wireless). Mgmt targeting oppty in OR, ER, ICU.

* Valuation and Target Price Analysis Reiterate Buy Rating. We do see room for the shares to move higher from current prices particularly as the company delivers on realistic plans for FY03/FY04.

--------------------------------------------------------------------------------
 SECTOR VIEW: We favor stocks with stable or improving fundamentals and solid free cash flow that are leveraged to the domestic industrial recovery.

 SECTOR PRICE APPRECIATION POTENTIAL (MEDIAN OF TARGET PRICE): 2%
--------------------------------------------------------------------------------

Top Picks
Ticker                                         Rating     Price    Target
------                                         ------     -----    ------
DHR                                                B      $70.36   $78.00
GE                                                 B      $30.01   $35.00
Least Favorites
NONE
NONE
B = Buy, N = Neutral, S = Sell, * = New Pick

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-------------------------------   -----------------------------------------
Company Data                      FYE Dec      2002 A     2003 E     2004 E
-------------------------------   -----------------------------------------
52-Week Range            $33-21   EPS
Secular Growth (EPS)        17%   Q1 (Mar)    $0.35      $0.32 A
Market Cap.           $301.0 BB   Q2 (Jun)     0.44       0.37
Avg. Daily Vol.      20,116,265   Q3 (Sep)     0.41       0.41
Debt/Cap. (3/03)           6.0%   Q4 (Dec)     0.31       0.48
Est. Dividend/Yield  $0.76/2.5%   ----------------------------------------
-------------------------------   Fiscal Year $1.51      $1.58      $1.70
                                  ----------------------------------------

-------------------------------   ----------------------------------------
Index Data                        Calendar Yr $1.51      $1.58      $1.70
-------------------------------   ----------------------------------------
DJIA                       9201   P/E          19.9       19.0       17.7
S&P 500                     996   P/E/G        117%       112%       104%
-------------------------------------------------------------------------------
Please see the important disclosures and analyst certification on page 7 of this report. Investors should assume that Banc of America Securities is seeking or will seek investment banking or other business from companies rated in this report.

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Company Confirms Q2 & '03 Guidance
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GE (GE, $30.01, Buy) management hosted an analyst meeting on  June  20  in  New
York City featuring three of its new growth platforms-Water Technologies, Interlogix (security), and Healthcare IT. Management confirmed its prior guidance range of $0.37-0.39 for Q2 and $1.55-1.70 for FY03. We remain at $0.37 and $1.58 for Q2 and FY03, respectively. The company is expected to narrow its guidance range on its Q2 conference call July 11.

Q2 appears to be coming in on plan with NBC and Power slightly better than expected and Plastics and Equipment Management slightly worse. Short cycle orders are expected to be up 0-5% for the quarter with Plastics down ~15% against difficult comps (orders were up 14% in Q202 on significant inventory replenishment), but flat sequentially. Excluding Plastics and the impact of acquisitions and F/X, short cycle orders are expected to be flat in Q2. (Please see our GE orders note dated 6/18/03 for a more detailed review of short cycle orders, especially Plastics.) Impact from SARS is diminishing, but its effects have been felt to a limited extent at Aircraft Engines and Plastics. SARS impact was also felt at Medical where revenue is expected to come in ~$30mm light in Q2 reflecting travel and sourcing disruption as well as mix shift to lower margin imaging like radiology which is favored in treatment of the disease. NBC '03/'04 upfront advertising revenue was a record $4.8B with the network taking impressive share of advertising spend (32% share of primetime spend at networks, 50%+ of both late night and early AM). Scatter pricing is up an estimated 25% in Q2. The '10 & '12 Olympics win not only includes comprehensive media rights (not just TV) and enhanced GE sponsorship of the event, but also represents $35-40B in total infrastructure spend in the host cities for which GE is considered a preferred supplier. At Capital, gross consumer delinquencies (30-day delinquencies before retailer risk-sharing on private-label credit cards) increased to 5.82% in May vs. 5.27% last year, but ticked down from 5.84% at the end of Q1. Commercial delinquencies were 1.90% in May, down from 2.37% year ago and 1.92% in March. Management is relatively pleased with the formal labor agreement reached on June 18 between GE and union leadership which employees are expected to ratify by June 24.

GE's New Growth Platforms
--------------------------------------------------------------------------------
As GE looks to renew its business portfolio it is placing a lot of emphasis on building-out new growth platforms. Before embarking on the ambitious program of acquiring new platforms during the past 12-18 months, senior management performed a rigorous analysis to identify attractive new growth areas. The criteria for the businesses include: large infrastructure businesses with a significant technology component, high growth rates with large addressable markets, high contribution margin rates and low capital intensity, the ability to maintain customer contact (not reliant on distribution), and opportunity for service and financing components. The best ideas to come out of the screening process so far have been water quality, security & sensors and healthcare IT (each discussed below), as well as Hispanic media (Telemundo), oil & gas (we think GE would buy solid product and service companies up to $2B in revenues with margin expansion opportunities) and domestic consumer finance. Management has indicated that it intends to be disciplined with respect to future acquisition candidates, to target returns of 15% by year 5, and to focus on companies with revenue in the $100mm to $2B range. (At the same time the company will also be looking to sell pieces of lower return businesses both in Industrial ($1-5B) and Capital ($5-10B)). The company is on track to meet its goal of $8-10B in growth capital available this year ($4B at Industrial, $4-6B at Capital), and '04 is expected to be at a similar level.


Nicole M. Parent (212) 583-8047                             General Electric Co.

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Below we discuss GE's new growth platforms that were presented at  the  analyst meeting:

Water Technologies
--------------------------------------------------------------------------------
GE Specialty Materials CEO Bill Woodburn and GE Water Technologies CEO George Oliver provided an overview of the business. Water Technologies is a leading
provider  of  engineered  chemical  treatment  of  water  and  industrial   and
commercial process systems ($1.1B annual revenue, capabilities acquired with Betz in Q202), as well as a leading supplier of mechanical separation equipment for water purification and fluid filtration ($300mm revenue, capabilities
acquired  with  Osmonics  in  Q103).  Acquisition  integration  is   proceeding
smoothly. Compared to the period prior to being acquired, Betz customer churn has declined to 3% from 10%, sales rep turnover has declined to 2% from 10% and growth has increased to 5%+ from (4%). Operating profit margin is expected to be ~15% in '03, increasing to 20% by '06.

GE's water businesses address fast growing segments of a $40B piece of the $360B global water & process market. Target segments include chemicals & services ($11B market), filtration consumables ($9B), modular equipment ($8B), as well as opportunities in waste & environmental services, smart & contractual services, custom equipment and maintenance. In aggregate, these businesses are growing at 2-3x GDP, have a high return on capital (15%+), and play to GE's strengths in technology, distribution and services. GE expects to leverage its global distribution capabilities and strong customer relationships to grow core revenue while it adds related businesses to fuel expected 21% annual growth-half organic / half acquired-through '06 (to $3.0B). GE recently had >$1B in the Water acquisition pipeline focusing on areas like services, water process and process chemistry.

The business' service model is compelling with 80% of sales recurring, one-third of which are annual contracts. George Oliver (former VP & GM, GE Engine Services) is applying his GEAE experience to the Water platform where he is focusing the segment on GE's competitive strengths by further enhancing the service delivery component of the business. GE is also placing more of a focus on technological innovation-capX as a percentage of sales is expected to be ~4% in '03 and to increase to 6% in '04 vs. an estimated 2% at Betz prior to the acquisition which was not making the investments needed to spur growth.

Heavy industry (metals & mining, petrochemical, hydrocarbon processing) represents the largest end market served (40-50% of sales). We estimate that power customers represent ~15% of sales. High purity process industries (food & beverage, pharma & medical) activity is being driven by regulatory changes. Middle market commercial and institutional business requires fairly narrow service requirements but add up to a significant portion of the business in aggregate. Geographically, revenue is ~67% in the Americas, 25% in Europe and 8% in Asia. The opportunity in Asia is driven by massive infrastructure build-out opportunities in China, which management estimates is a $500mm market growing at 15-20% annually. On the competitive landscape, GE is the #2 player in water management chemicals and services, with a ~15% share. Suez's Ondeo-Nalco is the global leader with ~25% of the market and Ashland's Drew Industrial business is #3. Other major competitors include ChemTreat ($150mm sales), Buckman Laboratories ($235mm sales in water treatment, mostly for pulp & paper) and Baker Petrolite (serves primarily refining & petrochemical plants). The remainder of the market is fairly fragmented.

There is an excellent article in the May 21/28 issue of Chemical Week regarding the water treatment industry. If you would like a copy of the article, please contact us.


General Electric Co.                             Nicole M. Parent (212) 583-8047

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Interlogix (Security)
--------------------------------------------------------------------------------
GE Industrial Systems CEO Lloyd Trotter and GE Interlogix CEO Ken Boyda provided an overview of the GE Interlogix security business. Interlogix is targeting the $32B security equipment market but has no plans to enter the $24B security monitoring market. Interlogix' strategy relies on leveraging the
company's  strength  in  advanced   technologies   (digital   video,   wireless
components) and software in order to develop complete enterprise IT/software security solutions for customers. (See our BAS FIRE & SECURITY ROUNDTABLE note dated 5/14/03 for more industry & competitor details).

The security electronic equipment market is growing 10%+ annually (vs. ~5% for monitoring). GE sizes the market opportunities for Interlogix as follows:
Intrusion ($9B market), Fire Services ($5B), Access Control ($4B), Video Surveillance ($4B), Asset Surveillance ($4B), Inspection/Detection ($1-2B) and All Other ($4-5B). Interlogix is expected to have sales of ~$1B in FY03, up 30% from $700mm in 2002. Company sales by product category include Intrusion (39% of sales), Video Surveillance (19%), Inspection/Detection (14%), Access Controls (10%), Fire (7%) and Other (11%). Interlogix sales by end user are ~33% residential, 30% commercial, 20% institutional (government, non governmental organizations, universities, hospitals) and 17% industrial. ADT is Interlogix' #1 customer. Operating margin is estimated to be ~16%-Video, Inspection and Other segments enjoy operating margins of 20-25% while the rest have estimated margins of 10-15%.

Interlogix appears to be benefiting from GE corporate resources in many respects-research centers, globalization, technology from other platforms like Medical, Power, Industrial; productivity initiatives, as well as acquisition and integration expertise. (Interlogix is itself a roll-up of 32 security companies that was still in the process of integrating its many pieces when GE bought it in Q102.) We expect the GE brand and distribution capability will be a major boon for the organization as it moves aggressively to produce a more robust offering. Management expects $3-4B+ sales by '06 (~50% CAGR) driven by technology investments, leveraging GE global distribution and acquisitions. Operating margin is forecast to exceed 20% by '06. On the acquisition front, the company has recently been working on 4 deals that would add a total of ~$1B in annual revenue. In addition to recent acquisitions in networked video (International Fiber) and advanced sensors (Ion Track) we would not be surprised to see Interlogix pursue a fairly large player in fire safety given Interlogix' relatively low exposure to that segment. Company is also currently focusing R&D spend and/or exploring acquisition targets in HVAC controls, biometrics, standalone keypads and card readers & badges. Company spends ~5% of annual sales on R&D in the Intrusion segment (other segment figures not available).

Intelligent video represents one of the company's biggest growth opportunities and is expected to grow 28% in 2003. The total digital video market is expected to be $550mm in 2003 vs. $3.2B for more traditional analog technology. Digital market is expected to grow almost 7x to $3.8B by 2006 while analog is forecast to shrink to $2.5B, and Interlogix is well-positioned to take advantage of this technology upgrade. Digital video offers significant savings in media storage costs and maintenance & repair vs. traditional VCR technology. Digital equipment is also more reliable and offers greater functionality (e.g., to search, scan, zoom images). Wireless Intrusion technology is one of Interlogix' key strengths, and it is one of the fastest growing segments in Intrusion. Since ~40% of residential installations in the U.S. contain wireless components Interlogix' share represents a good installed base to add-on other products and services or the potential to upgrade to more advanced solutions. Interlogix is also making use of trace detection


Nicole M. Parent (212) 583-8047                             General Electric Co.

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technology  acquired  with Ion Track  earlier this year.  Interlogix  currently addresses the $1B trace detection market which is growing 13-15% annually but plans to expand its market to include the $1-2B bulk detection (for luggage, shipping containers) which is growing 15% annually. The business would make use of Medical Systems CT and Gamma camera imaging technologies.

Healthcare IT
--------------------------------------------------------------------------------
GE Medical Systems CEO Joe Hogan provided an overview of the GE Healthcare IT growth platform. GE Healthcare IT is a $1.7B platform growing 30%+ annually. It is relatively further along the platform development progression than Water or Interlogix and is well into its build-out phase (having already passed through define & launch, and reshape phases). Management believes that the digital data revolution in healthcare is likely to turn the corner into widespread availability and use within the next few years, and GE has invested heavily in businesses to help lead the charge. Clinical information systems are aiming to remove the media that healthcare information currently travels on in order to create a digital hospital that is paperless, filmless and wireless. A recent Banc of America Securities Hospital CIO Survey points to accelerated healthcare IT market growth of approximately 12% in 2003 versus 10% in 2002 (and 5-7% in 2001). Growth in hospital IT spending is being driven by continued improvement in hospitals' financial condition and a clear focus by hospitals on clinical workflow efficiency and preventable medical errors, although other capital spending initiatives (facility expansion/ improvements, capital equipment) frequently get a higher priority. Cost reduction strategies as well as slowly improving managed care pricing and reimbursement rate give-backs are helping to drive IT sales. IT operating expenses at hospitals remain relatively small compared to other industries--spending on IT represents 2.7% of a typical hospital budget versus the corporate America average of 5-8% and the still higher average (10-12%) in transaction intensive industries like financial services.

Clinical system installations (both large and expensive) should be among the leading drivers of growth, expected to be up 20% in 2003. Leading IT spending priorities (in order) have been identified as computerized physician order entry (CPOE) systems, handhelds for clinicians, PACS (Picture Archiving Communication System), ambulatory medical records, clinical data repositories, point-of-care computers and surgical information systems. GE's major healthcare IT competitors include Meditech, 3M Health Information Systems, SoftMed Systems, Misys/Sunquest, Cerner, Eclipsys, IDX Systems, McKesson and Siemens.

GE Healthcare IT consists of data acquisition devices ($960mm '03E sales, +11% y/y), and networking and clinical IT ($540mm, +30% y/y). Devices are integrating and making accessible patient information at bedside or remotely. Opportunities are especially plentiful in the operating room. GEMS aims to capitalize on the trend to move beyond IT investment in peripheral medical functions of admissions, billing and hospital administration, by focusing on opportunities in the mission-critical, clinical activities (operating room, emergency room, intensive care unit). GEMS sees opportunities in further building out the platform into adjacent areas of the $25B healthcare IT market, especially in pharmacy IT and physician order entry and scheduling. The recent Millbrook acquisition (physician office administrative IT) is a good example. GEMS' Centricity PACS (Picture Archiving and Communication Systems) and RIS (Radiology Information System) technology are market leaders. Currently fewer than 10% of healthcare institutions use PACS and fewer than 20% of the ~6,500 U.S. hospitals use PACS on an enterprisewide basis. This represents a huge opportunity. GE PACS revenue is expected



General Electric Co.                             Nicole M. Parent (212) 583-8047

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to reach $500mm (+25%) in '03. We should note that the  competition  may not be far behind. Philips is positioning to be a big player in digital image management systems with >1,000 systems installed, 70% of which are in the U.S., but we believe the company may be having some difficulty integrating some of its recent acquisitions.

GEMS is trying to close its deal to purchase Instrumentarium, a leader in anesthesia and critical care patient monitoring systems used principally in operating rooms and intensive care units. The vast majority (80-90%) of Instrumentarium that revolves around patient monitoring will be folded into GE Healthcare IT. This includes the major Instrumentarium critical care brands
Datex-Ohmeda (anesthesia), Spacelabs (patient monitors and IT, acquired in September) and Deio (operating room IT). The Instrumentarium deal has received a second request by both the European Union and U.S. Department of Justice. Furthermore, it has recently been reported in the press that the European Commission is expected to demand disposals in patient monitoring, mobile x-ray machines and mammography equipment before approving the deal, but GE remains comfortable with the prospects for the deal closing in Q3. The E.U. Commission expects to complete its investigation of the deal by September 11 (which represents a delay compared to the original August 13 deadline set by the commission).

Some Thoughts on Valuation
--------------------------------------------------------------------------------
Modest (and better quality) earnings growth at GE in the face of a more challenging economic environment where other companies are struggling to post growth we believe makes GE shares attractive particularly in light of a dividend yield of 2.5%. We do believe that investors will again gravitate toward the higher quality names in the space (GE, DHR) as managements come clean on Q2 conference calls. If we are honest, we'd argue that business trends at companies that we've seen so far in May are probably a bit worse on the margin. Clearly the market is looking ahead to 2004 but we stand firm that 2H03 estimates are too high for many of the names who have rallied sharply since March. This means 2004 estimates are driven off the wrong base, in our view, (and in many cases still don't fully reflect pension headwind or options expensing). GE shares have outperformed the S&P 500 by 1.4% vs. group average outperformance of 5.8% over the past month. Relative to several of the big 20%+ movers in our space, we'd argue GE's numbers probably have less room to come down (we'd argue there could now be upside to our $1.58).

We believe chairman and CEO Jeff Immelt has a clear vision for the company. He has articulated his plan to divest some of the more volatile, slower growing businesses and to expand the company's healthcare IT, water technology and services, oil and gas, security and sensors, Hispanic broadcasting and U.S. consumer finance businesses. We are comfortable with our 2003 estimate of $1.58, which we believe is predicated on very realistic (and rather conservative) assumptions. Divestitures are quite likely and would be viewed positively. The formal agreement on June 18 between GE and IUE-CWA union leadership concerning a new contract, while expected, is a net positive for GE shares. Union members are expected to ratify the new agreement by June 24.



Nicole M. Parent (212) 583-8047                             General Electric Co.

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BANC OF AMERICA SECURITIES
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General Electric
Quarterly Earnings Model
($mm)

                                         Q1A          Q2A           Q3A          Q4A         2002A           Q1A           Q2E
REVENUES                              MAR-02       JUN-02         SEP-02      DEC-02        ANNUAL        MAR-03        JUN-03
Aircraft Engines                      2,577         2,764         2,721        3,079        11,141         2,383         2,626
Consumer Products                     1,968         2,152         2,116        2,220         8,456         1,838         2,109
Industrial Products and Systems       1,629         1,899         1,880        2,033         7,441         1,887         2,026
Medical Systems                       1,863         2,212         2,130        2,750         8,955         2,140         2,367
NBC                                   1,998         1,987         1,370        1,794         7,149         1,471         1,888
Plastics                              1,179         1,420         1,329        1,317         5,245         1,262         1,278
Power Systems                         5,271         6,526         5,123        6,006        22,926         4,234         4,242
Specialty Materials                     401           608           689          708         2,406           677           778
Transportation Systems                  482           594           521          717         2,314           520           576
GE Manufacturing Subtotal            17,368        20,162        17,879       20,624        76,033        16,412        17,890
  Global eXchange Services              105           104           102            0           311             0             0
  Eliminations                         (725)         (807)         (595)       (900)        (3,027)         (654)         (537)
                                     ------        ------        ------       ------        ------        ------        ------
GE MFG TOTAL REVENUES                16,748        19,459        17,386       19,724        73,317        15,758        17,353
GECS Revenues                        13,899        13,852        14,981       15,455        58,187        14,730        14,706
Total GE Revenues                    30,647        33,311        32,367       35,179       131,504        30,488        32,059
  Eliminations                         (126)          (97)          218          199           194           (22)         (160)
                                     ------        ------        ------       ------        ------        ------        ------
TOTAL GE REPORTED REVENUES           30,521        33,214        32,585       35,378       131,698        30,466        31,898

YR/YR REVENUE CHANGE
Aircraft Engines                       -5.9%         -9.5%         -4.6%        12.2%         -2.2%         -7.5%         -5.0%
Consumer Products                       1.1%          6.3%         -1.7%        -3.9%          0.2%         -6.6%         -2.0%
Industrial Products and Systems        -3.6%          5.1%         18.8%        22.2%         10.4%         15.8%          6.7%
Medical Systems                         1.9%         12.9%          6.9%         4.6%          6.5%         14.9%          7.0%
NBC                                    47.9%          8.5%         30.5%        16.7%         23.9%        -26.4%         -5.0%
Plastics                              -18.6%          4.2%          5.9%        11.0%         -0.1%          7.0%        -10.0%
Power Systems                          23.7%         26.9%          1.7%         4.1%         13.4%        -19.7%        -35.0%
Specialty Materials                   -17.5%         23.3%         61.7%        71.8%         32.4%         68.8%         13.0%
Transportation Systems                -12.0%          3.8%        -12.4%        12.0%         -1.7%          7.9%         -3.0%
GE Manufacturing Subtotal               6.6%         10.5%          5.5%         9.2%          8.0%         -5.5%        -11.3%
GE Mfg Total Revenues                   5.7%         10.6%          6.3%         8.2%          7.8%         -5.9%        -10.8%

GECS Revenues                          -5.6%         -3.8%         12.7%        -3.0%         -0.3%          6.0%          6.0%
Total GE Revenues                       0.2%          4.1%          9.1%         3.0%          4.1%         -0.5%          6.2%
  Eliminations                         -9.4%        -41.6%       -207.4%      -208.2%       -128.0%        -82.5%         -0.5%
Total GE Reported                       0.3%          4.4%         10.6%         4.1%          4.8%         -0.2%         -3.8%
Eliminations as % of sales              4.2%          4.0%          3.3%         4.4%          4.0%          4.0%          3.0%
Eliminations as % of op                 1.5%          2.4%         -4.2%         3.8%          1.2%          2.7%          3.0%

                                          Q1A          Q2A           Q3A          Q4A        2002A            Q1A           Q2E
OPERATING PROFIT                       MAR-02       JUN-02        SEP-02       DEC-02       ANNUAL         MAR-03        JUN-03
Aircraft Engines                        421           566           512          561         2,060           474           551
Consumer Products                       1ll           148            97          139           495           113           155
Industrial Products and Systems         123           157           153          164           597           139           174
Medical Systems                         266           401           347          532         1,546           306           438
NBC                                     313           545           330          470         1,658           343           594
Plastics                                207           275           224          137           843            91           132
Power Systems                         1,552         1,910         1,418        1,375         6,255           896           891
Specially Materials                      47            94            56          8.5           282            59           132
                                     ------        ------        ------       ------        ------        ------        ------
Transportation Systems                   53           124            91          134           402            69           114
Total GE Manufacturing                3,093         4,220         3,228        3,597         4,138         2,490         3,182
  Global eXchange Services                5            10             1            0            16             0             0
                                     ------        ------        ------       ------        ------        ------        ------
  Eliminations & other                  (45)         (102)          134         (135)         (164)          (67)         (95)
                                     ------        ------        ------       ------        ------        ------        ------
GE MFG TOTAL OPERATING PROFIT         3,048         4,118         3,362        3,462        13,990         2,423         3,086
GE Capital Net Income                 1,657         1,327         1,551           91         4,626         1,670         1,605
                                     ------        ------        ------       ------        ------        ------        ------
GE Total  Segment  Profit (incl. Mfg
 eliminations)                        4,705         5,445         4,913        3,553        18,616         4,093         4,691
  Other  Income  (JVs, etc.)             86           103           486          431         1,106            76           100
  Minority  Interest                    (42)          (50)          (45)         (46)         (183)          (32)          (50)
  GE Mfg OP Elimination  (from above)   (45)         (102)          134         (135)         (148)          (67)          (95)
                                     ------        ------        ------       ------        ------        ------        ------
 Corporate  Items & Eliminations
  (Sep '02)                              (1)          (49)          575          250           775           (23)          (45)
 GE MFG OP  Elimination
  (from above)                           45           102          (134)         135           148            67            95
 GECS  Goodwill Amortization
  (Sep '02)                               0             0             0            0             0             0             0
                                     ------        ------        ------       ------        ------        ------        ------
 Interest and Other                    (157)          (75)         (212)        (125)         (569)         (208)         (300)
Earnings, pre-tax                     4,592         5,423         5,142        3,813        18,970         3,929         4,441
 Taxes                               (1,074)         (997)       (1,055)        (711)       (3,837)         (715)         (766)
                                     ------        ------        ------       ------        ------        ------        ------
EARNINGS FROM CONTINUING
 OPERATIONS                           3,518         4,426         4,087        3,102        15,133         3,214         3,675
Shares Outstanding                   10,033        10,029        10,017       10,017        10,024        10,017        10,017
EPS FROM CONT. OPS ('02 &
 BEYOND ex. GW)                     $  0.35      $   0.44      $   0.41     $   0.31      $   1.51      $   0.32      $   0.37
EPS-% CHANGE                           17.0%         14.0%         24.9%       -21.0%          7.4%         -8.5%        -16.9%

                                             Q3E           Q4E         2003E         2004E
REVENUES                                  SEP-03        DEC-03        ANNUAL        ANNUAL
Aircraft Engines                           2,721         3,064        10,794        10,414
Consumer Products                          2,170         2,447         8,563         8,680
Industrial Products and Systems            2,005         2,536         8,333         8,867
Medical Systems                            2,343         3,012         9,862        10,789
NBC                                        1,370         2,055         6,784         6,784
Plastics                                   1,329         1,340         5,209         5,711
Power Systems                              4,611         5,952        19,038        18,357
Specialty Materials                          758           598         2,812         2,980
Transportation Systems                       531           756         2,384         2,503
GE Manufacturing Subtotal                 17,838        21,761        73,779        75,086
  Global eXchange Services                     0             0             0             0
  Eliminations                              (535)         (488)       (2,213)       (2,253)
                                          ------        ------        ------        ------
GE MFG TOTAL REVENUES                     17,303        21,274        71,566        72,833
GECS Revenues                             16,148        18,370        63,873        70,100
Total GE Revenues                         33,450        39,644       135,439       142,933
  Eliminations                              (167)          (57)         (407)         (368)
                                          ------        ------        ------        ------
TOTAL GE REPORTED REVENUES                33,283        39,586       135,032       142,565

YR/YR REVENUE CHANGE
Aircraft Engines                             0.0%         -0.5%         -3.1%         -3.5%
Consumer Products                            2.5%         10.2%          1.3%          1.4%
Industrial Products and Systems              6.6%         24.8%         12.0%          6.4%
Medical Systems                             10.0%          9.5%         10.1%          9.4%
NBC                                          0.0%         14.5%         -5.1%          0.0%
Plastics                                     0.0%          1.8%         -0.7%          9.6%
Power Systems                              -10.0%         -0.9%        -17.0%         -3.6%
Specialty Materials                         10.0%        -15.5%         16.9%          6.0%
Transportation Systems                       2.0%          5.5%          3.0%          5.0%
GE Manufacturing Subtotal                   -0.2%          5.5%         -3.0%          1.8%
GE Mfg Total Revenues                       -0.5%          7.9%         -2.4%          1.8%

GECS Revenues                               21.7%         18.9%          9.8%          9.7%
Total GE Revenues                            7.8%         12.7%          3.0%          5.5%
  Eliminations                              -0.5%       -128.7%       -309.7%         -9.5%
Total GE Reported                            3.3%         11.9%          2.5%          5.6%
Eliminations as % of sales                   3.0%          2.2%          3.0%          3.0%
Eliminations as % of op                      3.0%          1.5%          2.5%          1.2%

                                             Q3E           Q4E         2003E         2004E
OPERATING PROFIT                          SEP-03        DEC-03        ANNUAL        ANNUAL
Aircraft Engines                             533           500         2,058         2,021
Consumer Products                            153           185           606           663
Industrial Products and Systems              176           321           810           971
Medical Systems                              391           612         1,747         1,941
NBC                                          382           606         1,926         2,108
Plastics                                     153           186           562           840
Power Systems                                959           995         3,741         2,754
Specially Materials                          129            96           416           498
                                          ------        ------        ------        ------
Transportation Systems                       101           162           446           476
Total GE Manufacturing                     2,977         3,664        12,312        12,273
  Global eXchange Services                     0             0             0             0
                                          ------        ------        ------        ------
  Eliminations & other                       (89)          (56)         (308)        (147)
                                          ------        ------        ------        ------
GE MFG TOTAL OPERATING PROFIT              2,888         3,608        12,004        12,125
GE CAPITAL NET INCOME                      2,204         2,222         7,677         8,730
                                          ------        ------        ------        ------
GE Total  Segment  Profit (incl. Mfg
 eliminations)                             5,092         5,829        19,681        20,855
  Other  Income  (JVs, etc.)                 120           204           500           500
  Minority  Interest                         (45)          (67)         (194)         (187)
  GE Mfg OP Elimination  (from above)        (89)          (56)         (308)         (147)
 Corporate  Items & Eliminations
  (Sep '02)                                  (14)           81            (1)          166
 GE MFG OP  Elimination
  (from above)                                89            56           308          (147)
 GECS  Goodwill Amortization
  (Sep '02)                                    0             0             0             0
                                          ------        ------        ------        ------
 Interest and Other                         (300)         (392)       (1,200)       (1,200)
Earnings, pre-tax                          4,867         5,575        18,811        19,968
 Taxes                                      (719)         (800)       (3,000)       (2,978)
                                          ------        ------        ------        ------
EARNINGS FROM CONTINUING
   OPERATIONS                              4,148         4,775        15,811        16,990
Shares Outstanding                        10,017        10,017        10,017        10,017
EPS FROM CONT. OPS ('02 &
 BEYOND ex. GW)                         $    0.41      $  0.48        $  1.58       $  1.70
EPS-% CHANGE                                 1.5%         53.9%          4.6%           75%

Source:  Banc of America Securities LLC estimates, company reports


General Electric Co.                             Nicole M. Parent (212) 583-8047

                                                      BANC OF AMERICA SECURITIES
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

IMPORTANT DISCLOSURES

Banc of America Securities LLC Stock Rating System
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      Volatility                                    Ratings
      ----------                                    -------
                                  Buy      Neutral          Sell
                                  ---      -------          ----
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Source on volatility: Bloomberg
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Rating Distribution
US Coverage
Coverage
Universe     Companies Percent  Investment Banking Clients   Companies  Percent*
------------------------------  ------------------------------------------------
Buy             248       41    Buy                              209       84
Hold            321       53    Hold                             267       83
Sell             42        7    Sell                              34       81

Diversified Industries
Sector
Coverage
Universe    Companies Percent  Investment Banking Clients    Companies  Percent*
-----------------------------  -------------------------------------------------
Buy              9       30    Buy                                 7       78
Hold            20       67    Hold                               15       75
Sell             1        3    Sell                                0        0

* Percentage of companies in each rating group that are investment banking clients.
As of 06/01/2003.
--------------------------------------------------------------------------------
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Nicole M. Parent (212) 583-8047                             General Electric Co.

BANC OF AMERICA SECURITIES
--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
General Electric Co. (GE)
--------------------------------------------------------------------------------
Target Price, Valuation Method, Risk Factors
Target Price:       $35.00
Valuation Method
Used To Reach       Applying ~15% premium to the S&P '04 forward-P/E of 18X
Target Price:       to our 2004 EPS est. of $1.70.
Risk Factors:
1. Delayed macroeconomic recovery could mute short cycle recovery and therefore contribution to earnings in near term.
2. Further erosion at key Power and Aircraft Engine customers could also pressure earnings over and above what we ve modeled.
3. GE's earnings guidance is dependent upon acquisitions which may not necessarily materialize.
4. Impact of SARS could disrupt company cost initiatives in Asia and slow sales growth there.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Danaher Corp (DHR)
--------------------------------------------------------------------------------
Target Price, Valuation Method, Risk Factors
Target Price:         $78.00
Valuation Method
Used To Reach         We assume stock trades at 30% premium to S&P 500 year
TargetPrice:          forward earnings.
Risk Factors
1. Delayed macroeconomic recovery could mute short cycle revenue recovery.
2. Integration issues with recent acquisitions could negatively impact profitability.
3. Impact of SARS could disrupt company cost initiatives in Asia and slow sales growth there.
--------------------------------------------------------------------------------


General Electric Co.                             Nicole M. Parent (212) 583-8047

                                                     BANC OF AMERICA SECURITIES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
GENERAL ELECTRIC CO. (GE)                     RATING SYSTEM AS OF JAN. 12, 2003
Stock Price Chart (rating and target                         New rating system:
price changes indicated)                                  Buy, Neutral and Sell
U.S. Dollar (June 1, 2000 - May 30, 2003)                  Prior rating system:
Current Analyst: Parent N.                                   SB, B, MP, U and S


[Chart omitted reflecting stock price of General Electric from approximately June 1, 2000 through May 30, 2003 incorporating Bank of America analyst ratings.]


SB=Strong Buy, B=Buy, N=Neutral, MP=Market Performer, U=Underperform, S=Sell, CIT=Coverage in Transition
                                                       (C)FactSet Research 2003
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
DANAHER CORP. (DHR)                            RATING SYSTEM AS OF JAN. 12, 2003
Stock Price Chart (rating and target                         New rating system:
price changes indicated)                                  Buy, Neutral and Sell
U.S. Dollar (June 1, 2000 - May 30, 2003)                  Prior rating system:
Current Analyst: Parent N.                                   SB, B, MP, U and S


[Chart omitted reflecting stock price of Danaher Corp. from approximately June 1, 2000 through May 30, 2003 incorporating Bank of America analyst ratings.]


SB=Strong Buy, B=Buy, N=Neutral, MP=Market Performer, U=Underperform, S=Sell, CIT=Coverage in Transition
                                                       (C)FactSet Research 2003
--------------------------------------------------------------------------------


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General Electric Co.                             Nicole M. Parent (212) 583-8047

                                       10